NEWS RELEASE



For More Information:
Mr. Jim Reeves
Mr. Robert Washburn
336 246-4344                                      FOR IMMEDIATE RELEASE








                               ROBERT E. WASHBURN
                  NEW PRESIDENT & CEO AT AF FINANCIAL GROUP


November 01, 2004 . . . . . Today Robert E. (Bob) Washburn was named President and Chief Executive Officer of AF Financial Group, the financial holding company for AF Bank, AF Brokerage, and AF Insurance Services, Inc.

      "It was the unanimous decision of our board of directors that Bob Washburn is the individual to lead our company forward in the coming years," Jim Reeves, attorney and Chairman of The Board of Directors of AF Financial Group, said in announcing Mr. Washburn's appointment. "We are absolutely delighted he has accepted this key leadership role. His professional caliber, civic and community involvement, together with his dedication to serving the best financial interests of the individuals, families, and businesses in our local markets make him the ideal choice."

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             "WASHBURN NEW PRESIDENT & CEO AT AF FINANCIAL GROUP" NEWS RELEASE
                                                      PAGE TWO, OF THREE PAGES



      "I am both pleased and honored to be selected as the new President of AF Financial Group," Washburn commented. "For almost seven decades, this outstanding organization has been committed to a `Neighbors Helping Neighbors' way of doing business -- truly local service on a personal basis. My task is to continue that tradition and build upon the solid foundation already in place at AF Bank, AF Brokerage, and AF Insurance. It's an exciting challenge, and one I know the entire team at AF Financial Group already embraces."

      Prior to joining AF Financial Group, for over 20 years Mr. Washburn served in management positions with three North Carolina financial institutions, most recently as Chief Credit Officer at a local institution. He holds both a Bachelor of Science in Business Administration degree and a Masters of Business Administration degree from Appalachian State University. Bob has served as a Director of: the High Country United Way; the Watauga Committee of 100; the Watauga Education Foundation; the Boone Crisis Pregnancy Center; and the Kiwanis Club of Boone. In the past he has worked with the American Heart Association, Finance Committee of the Three Forks Baptist Association, and the Boone Area Chamber of Commerce. Currently, he serves as a Deacon, Sunday school teacher and on the Finance Committee at Mount Vernon Baptist Church.


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             "WASHBURN NEW PRESIDENT & CEO AT AF FINANCIAL GROUP" NEWS RELEASE
                                                    PAGE THREE, OF THREE PAGES



      Bob and his wife Glenda Woodring Washburn have four children: Matthew (a Sophomore at the University of North Carolina); Sarah (a Senior at Watauga High School); Sam (an eighth-grader at Parkway Elementary School); and Rebekah (a fourth-grader at Parkway Elementary School).

      AF Financial Group is the financial services holding company for AF Bank, AF Brokerage, Inc., and AF Insurance Services. AF Bank serves Alleghany, Ashe, and Watauga Counties through seven full-service offices. Banking deposits are FDIC insured, and AF Bank is an Equal Housing Lender. AF Brokerage serves Ashe and Watauga Counties through three offices. AF Brokerage, Inc. is a registered broker/dealer, member NASD and SIPC. AF Insurance Services, Inc. is an independent insurance agency, with offices in Boone, Elkin, Jefferson, Lenoir, North Wilkesboro, Sparta, and West Jefferson. Insurance and investment products are not bank deposits, are not insured by the FDIC, and are not guaranteed by AF Brokerage, Inc., AF Insurance Services, Inc., or AF Bank. Securities are subject to market risk, including the possible loss of principal invested.


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